Exhibit 107

Calculation of Filing Fee Tables

Form S-1
(Form Type)

SKY QUARRY INC.
(Exact Name of Registrant as Specified in its Charter)

 Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees To Be Paid	Equity	Common Stock, par value $0.0001	457(c)	366,260	$0.5952	$217,997.95	0.00015310	$33.38
Fees To Be Paid	Equity	Common Stock, par value $0.0001, issuable upon the conversion of convertible promissory notes	457(c)	120,000	$0.5952	$71,424.00	0.00015310	$10.94
Fees To Be Paid	Equity	Common Stock, par value $0.0001, issuable upon the exercise of warrants	457(c)	60,000	$0.5952	$35,712.00	0.00015310	$5.47
Fees To Be Paid	Equity	Common Stock, par value $0.0001, that may be issued to the selling stockholder(3)	457(c)	13,287,970	$0.5952	$7,908,999.74	0.00015310	$1,210.87
	Total Offering Amounts					$8,234,133.69		$1,260.66
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$1,260.66

(1)Pursuant to Rule 416 under the Securities Act of 1933, as amended, the registrant is also registering hereunder an indeterminate number of shares of common stock that may be issued and resold resulting from stock splits, stock dividends, recapitalizations or similar transactions.

(2)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the registrant’s common stock reported on The Nasdaq Capital Market on July 16, 2025.

(3)Represents additional shares of common stock that may be issued to the selling stockholder pursuant to the purchase agreement, dated July 9, 2025, between the registrant and the selling stockholder.